Exhibit 5.2

[OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

       February 24, 2017

Fortress Transportation and Infrastructure Investors LLC
1345 Avenue of the Americas
New York, New York 10105

Re:	Fortress Transportation and Infrastructure Investors LLC Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), in connection with the registration of up to 8,000,000 of the Company’s common shares representing limited liability company interests, par value $0.01 per share (the “Securities”), to be issued and sold by the Company pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

Fortress Transportation and Infrastructure Investors LLC
February 24, 2017

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a)  the Company's automatic shelf registration statement on Form S-3 (No. 333-216247) filed on February 24, 2017 by the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Act relating to, among other things, the issuance and sale by the Company and the sale by selling shareholders, of Securities from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act; (b) the Plan; (c) the Certificate of Formation of the Company, as certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate (as defined below); (d) the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 20, 2015, as amended by the First Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 8, 2016, and in effect as of the date hereof, certified pursuant to a certificate of the Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”); and (e) certain resolutions of the Board of Directors of the Company (the “Board”), certified pursuant to the Secretary’s Certificate relating to the offering of the Securities pursuant to the Plan and related matters.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below, including those contained in the Secretary’s Certificate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that LLC Agreement is the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company.  Further, we have assumed that the Company has, and since the time of its formation has had, at least one validly admitted and existing member of the Company and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company or its Board of Directors or members, that would result in the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the good standing of the Company under the laws of its jurisdiction of formation, and the Company has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Company's Certificate of Formation.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the law of any jurisdiction other than the DLLCA. The Securities may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized by all necessary limited liability company action on the part of the Company under the DLLCA and, when issued and sold in accordance with the Plan, will be validly issued and fully paid, and under the DLLCA, the holders of the Securities will have no obligation to make further payments for the purchase of such Securities or contributions to the Company solely by reason of their ownership of such Securities except for their obligation to repay any funds wrongfully distributed to them.

Fortress Transportation and Infrastructure Investors LLC
February 24, 2017

In the rendering the foregoing opinion, we have assumed:

(a) that the consideration received by the Company in respect of the issuance of all Shares will be as determined by the Board of Directors and will not be less than the par value of the Common Shares;

(b) that all of the Securities will be issued in accordance with the Plan; and

(c) that an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent or will be issued by the Company’s transfer agent and the issuance of the Shares will be properly recorded in the books and records of the Company.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS